Exhibit 10.1

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

July 6, 2006

Carl Pescio
Janet Pescio
Greg Hryhorchuk
Robert Lipsett

305-595 Howe Street
Vancouver, B.C.
V6C 2T5

Binding Letter of Intent for Proposed Merger Transaction

The purpose of this binding letter of intent (the “LOI”) is to set out the material terms for the proposed merger of:

(a)                                  the Nevada properties and related assets of Vista Gold Corp. (“Vista”) as described on Schedule A hereto (collectively, the “Vista Assets”); with

(b)                                 the Nevada properties and related assets of Carl and Janet Pescio (together, the “Pescios”) and Greg Hryhorchuk (“Greg”) and Robert Lipsett (“Robert”) (together, “G & R”) as described on Schedule B hereto (collectively, the “Pescio/G & R Assets”).

It is anticipated that the proposed merger will be completed as part of a plan of arrangement (the “Arrangement”) under the Business Corporations Act (Yukon) and this LOI is intended to provide a basis for the preparation of a definitive arrangement and merger agreement (the “Arrangement and Merger Agreement”). This LOI constitutes a binding agreement of the parties which will be enforceable by and against each of the parties hereto in accordance with its terms.

1.             Proposed Transaction

Subject to the terms and conditions of this LOI, the parties agree that the combination of the Vista Assets and the Pescio/G & R Assets will be completed substantially as follows:

(a)                                  Vista will take the steps necessary to marshall all of the Vista Assets to its wholly-owned subsidiary, Vista Gold Holdings Inc. (“NevadaCo”), or subsidiaries wholly-owned by NevadaCo.

(b)                                 Vista will amend its authorized capital to create a new class of common shares.

(c)                                  On a concurrent basis:

(i)                                     Vista will transfer all of its shares of NevadaCo to a newly-formed Nevada company (“Newco”) in return for shares of Newco having a value equal to the value of the Vista Assets;

(ii)                                  the Pescios will transfer all of the Pescio/G & R Assets owned by them to a newly-formed limited liability company of which Newco is the sole member in return for (A) shares of Newco having a value equal to the value of the Pescio/G & R Assets transferred by the Pescios, less US$15 million (the “Note Amount”), and (B) a promissory note (the “Note”) from Newco for US$15 million;

(iii)                               G & R will transfer their interests in the Pescio/G & R Assets to Newco in return for shares of Newco having a value equal to the value of the interests of G & R in the Pescio/G & R Assets transferred to Newco; and

(iv)                              Newco will complete an equity financing which will raise not less than US$40 million at a price per common share of not less than US$5. Upon completion of such financing, Newco will repay all amounts owing under the Note.

The number of shares of Newco constituting the Note Amount will be equal to the quotient of:

(A)                              $15 million, divided by

(B)                                the greater of:

(1)                                  US$5; or

(2)                                  the price per common share of the equity financing contemplated by section 1(c)(iv) above.

For purposes of the foregoing, the parties acknowledge their agreement that the total  value of the Vista Assets is equal to 1.5 times the value of the Pescio/G & R Assets and therefore, that Vista will receive 60% of the total consideration issued by Newco in connection with the transfers described in sections 1(c)(i), (ii) and (iii) above and the Pescios and G & R, collectively, will receive the remaining 40% of such consideration. In addition, the parties acknowledge their mutual desire to structure these transactions so that the value attributable to each common share of Newco upon issuance to Vista, the Pescios and G & R is not less than US$5.

Assuming a value of US$5 per share, the parties contemplate that upon completion of the transactions contemplated hereby that the shareholdings of Newco would be as follows:

1.                                       Vista or its shareholders – 22.5 million shares;

2.                                       Pescios – 9 million shares and US$15 million Note;

3.                                       Greg – 1.5 million shares;

4.                                       Robert – 1.5 million shares.

The parties also acknowledge that Newco may issue warrants and/or options to current holders of Vista warrants and options. To the extent such Newco warrants or options are issued, the number of securities issued by Newco at the Closing (as defined below) to the Pescios and G & R will be increased so that their combined interest in Newco will be 40% on a fully-diluted basis (less the Note Amount and excluding any shares issued as part of the financing described in section 1(c)(iv) above).

(d)                                 Each shareholder of Vista will exchange their common shares of Vista for common shares of Newco and new common shares of Vista on an agreed exchange ratio. The parties acknowledge that Vista may, in its discretion, choose to not to distribute a portion of the common shares of Newco to fund a reserve to address any tax liabilities associated with the transactions contemplated by this LOI.

(e)                                  The common shares of Newco will be listed and posted for trading on the Toronto Stock Exchange concurrently with, and on the American Stock Exchange as soon as commercially practicable after, the completion of the transactions contemplated by sections 1(c) and (d) above (collectively, the “Closing”).

(f)                                    If Newco is required as part of the financing described in section 1(c)(iv) or within 12 months of the Closing to register for resale shares in the United States, then Newco will include for registration and subsequent resale 35% of the total number of shares of Newco acquired by the Pescios, G & R and Newco will use its best efforts to keep the registration statement and/or prospectus effective and available for use, subject to the following limitations:

(i)                                     for a period of 60 days after the date that investors that acquire shares as part of the financing described in section 1(c)(iv) are permitted to sell such shares under the registration statement, the Pescios and G & R will not sell any shares;

(ii)                                  during the period ending 12 months after the Closing, the Pescios, G & R will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of shares acquired by the Pescios and G & R (as a group);

(iii)                               each of the Pescios and G & R will use his or her best efforts to cause any disposition of shares by any of them to be effected in a manner that does not cause a significant negative impact on the trading price of the shares of Newco;

(iv)                              during the period ending 12 months after the Closing, the Pescios and G & R will not in any calendar month sell pursuant to the registration statement shares representing, in aggregate, more than 1% of the issued and outstanding shares of Newco; and

(v)                                 the Pescios and G & R will comply with the policies of Newco related to the trading of shares by directors, officers and other insiders of Newco for a period ending 12 months after the Closing (or for such longer period as such policies may apply to such parties as insiders of Newco).

(g)                                 The Pescios will be entitled to all payments whenever made with respect to amounts due and payable before Closing to the Pescios pursuant to the Pescio/G & R Assets. To the extent that such amounts are paid to Newco after Closing, Newco will hold such monies for and on behalf of Pescios and forthwith pay such monies over to Pescios.

The parties acknowledge that, to the extent possible, the parties will discuss and negotiate, in good faith, any changes which are identified to the foregoing structure that minimize the amount of tax payable by any of the Pescios, Greg, Robert, Vista or its shareholders as a result of the completion of the transaction.

2.             Conditions of Closing

The obligations of the parties under this LOI are subject to the following conditions:

(a)                                  execution and delivery of a definitive Arrangement and Merger Agreement, containing terms and conditions satisfactory to all parties, acting reasonably;

(b)                                 receipt, prior to the execution and delivery of the definitive Arrangement and Merger Agreement, of all necessary approvals from the board of directors of Vista and its independent committee, including a specific determination by the board of directors of Vista that the completion of the transactions contemplated by this LOI is in the best interests of Vista or its shareholders notwithstanding any tax liabilities that may be triggered by, or otherwise arise in connection with, such transactions;

(c)                                  completion to the satisfaction of the applicable parties, prior to the execution and delivery of the definitive Arrangement and Merger Agreement, of due diligence investigations by Vista (with respect to the Pescio/G & R Assets) and the Pescios, Robert and Greg (with respect to the Vista Assets);

(d)                                 receipt of all necessary approvals, consents and waivers from courts, shareholders, regulatory authorities, and other third parties; and

(e)                                  a determination, prior to the execution and delivery of the definitive Arrangement and Merger Agreement, by the Pescios and Robert and Greg are satisfied in their sole discretion (based on advice of tax counsel) that (i) the transactions contemplated by this LOI constitute a tax-free (except for cash received by the Pescios) transaction under Section 351 of the United States Internal Revenue Code (“Code”), and (ii) no tax liability or withholding tax liability is incurred by any party under Sections 897 or 1445 of the Code as a result of any of the transactions contemplated by this LOI.

The conditions described in sections 2(b), (c) and (e) may be waived by the applicable parties in their sole discretion.

3.             Arrangement and Merger Agreement

The Arrangement and Merger Agreement will contain terms, conditions, representations, warranties, covenants and indemnities which are customary for transactions such as those contemplated by this LOI. The parties expect that the Arrangement and Merger Agreement will be executed and delivered within 45 days after the date hereof and they will each use commercially reasonable efforts to complete, execute and deliver the Arrangement and Merger Agreement within such timeframe.

4.             Confidentiality Agreeement

Each of the parties agrees that this LOI and all documents executed and actions undertaken in connection with this LOI shall be covered by and subject to the terms of the confidentiality agreement effective March 23, 2006 (the “Confidentiality Agreement”) among Vista, Century Nevada Inc. and Carl Pescio. Each of Janet Pescio, Greg and Robert acknowledges that he has read the terms of the Confidentiality Agreement and agrees to be bound by the provisions of the Confidentilaty Agreement as if he or she, as the case may be, was an original party to the Confidentiality Agreement.

5.             Expenses

Each of Vista, the Pescios, Greg and Robert shall be responsible for payment of their own expenses, including legal and accounting fees, in connection with the transactions contemplated hereby, whether or not such transactions are completed.

6.             Exclusivity Agreement

Each of the parties to this LOI agree that it will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any other person relating to a transaction similar in nature to the transactions contemplated in this LOI (or otherwise involving the sale of all or any substantial part of the Pescio/G & R Assets) until the date (the “Release Date”) which is the earlier of:

(a)                                  45 days after the date hereof; and

(b)                                 the date on which the parties execute and deliver the Arrangement and Merger Agreement.

In addition to the foregoing, between the date hereof and the Release Date, if any party receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, such member shall immediately notify the other parties of the details thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

7.             Public Announcement

Vista and each other party to this LOI agrees that, subject to the need to comply with applicable laws relating to timely disclosure of material information, neither of them will make any public announcements or other public disclosure regarding the transactions contemplated by this LOI without first giving the other party a reasonable opportunity to review and comment upon the contents of such announcement or other disclosure.

8.             Termination of this Letter of Intent

This LOI and, subject to Section 9 below, the obligations of the parties hereunder shall terminate on the Release Date unless the parties hereto agree otherwise in writing.

9.             Governing Law

This LOI shall be governed by and construed under the laws applicable in the State of Nevada.

10.          Survival

The parties agree that the provisions of sections 4, 5 and 6 shall survive any termination of this LOI.

11.          Acceptance of LOI

This LOI shall be open for acceptance until 5:00 p.m. (Vancouver time) on July 7, 2006. If not accepted in writing prior to that time, this LOI shall be considered withdrawn and null and void.

Yours truly,

VISTA GOLD CORP.

By:	/s/ Michael Richings

Michael Richings
President

Agreed to and accepted this 6th day of July, 2006

/s/ Carl Pescio
Carl Pescio

Agreed to and accepted this 6th day of July, 2006

/s/ Janet Pescio
Janet Pescio

Agreed to and accepted this 7th day of July, 2006

/s/ Greg Hryhorchuk
Greg Hryhorchuk

Agreed to and accepted this 7th day of July, 2006

/s/ Robert Lipsett
Robert Lipsett

Schedule A

List of Vista Assets

Vista Gold Corp.

Nevada Properties

As of June 13, 2006

1.              Hycroft Mine Property, Humboldt and Pershing counties, as held by Hycroft Resources & Development, Inc., with its mineral claims, equipment and other assets on site. Approximately 20 patented and 588 unpatented lode claims (the unpatented lode claims are described in Appendix A of “Technical Report – Vista Gold Corp., Hycroft Mine, Winnemucca, Nevada, USA,” dated January 25, 2006, by Mine Development Associates) plus approximately 700 newly located or soon to be located unpatented lode claims.

2.              Wildcat Property, Pershing County, consisting of 4 patented and 74 unpatented lode claims as shown in Appendix A of “Technical Review, Wildcat Project, Esmeralda County (sic), Nevada,” dated November 11, 2003, by Mine Development Associates.

3.              Mountain View Project, Washoe County, consisting of 127 unpatented lode claims as described in Appendix B of “Resource Estimate Report for the Mountain View Project, Nevada, USA,” dated December 17, 2002, by Snowden Mining Industry Consultants.

4.              Hasbrouck Project, Esmeralda County, consisting of 22 patented and 61 unpatented lode claims as described in Appendix A of “Technical Report, Hasbrouck Project, Esmeralda County, Nevada, USA,” dated August 29, 2003, by Mine Development Associates.

5.              Three Hills Project, Esmeralda County, consisting of 15 unpatented lode claims as described in Appendix A of “Technical Review, Three Hills Project, Esmeralda County, Nevada,” dated August 29, 2003, by Mine Development Associates.

6.              Maverick Springs Project, Elko and White Pine counties, consisting of 86 unpatented lode claims as described in Appendix B of “Resource Estimate Report for the Maverick Springs Project, Nevada, USA,” dated December 17, 2002, by Snowden Mining Industry Consultants.

7.              F.W. Lewis, Inc. Properties, see attached spreadsheet listing of mineral claims.

F.W. Lewis, Inc. Patented Claims*

County	Mining District	No. of Claims
Churchill	Desert	1
Churchill	Fairview	19
Churchill	Table Mountain	9
Churchill	Wonder	71
Douglas	Topaz Lake	9
Elko	Alleghany	5
Elko	Railroad	2
Elko	Salmon River (Contact)	154
Elko	Unorganized (Comet Clover Group)	9
Elko	Wyoming Mining	2
Esmeralda	Cuprite	2
Esmeralda	Goldfield	13
Esmeralda	Lone Mountain	1
Esmeralda	Montezuma	6
Esmeralda	Paymaster	1
Esmeralda	Silver Peak	5
Esmeralda	Tonopah	1
Eureka	Eureka	3
Lander	Amador (Smokey Valley)	1
Lander	Battle Mountain	8
Lander	Lewis	2
Lyon	Mason (Yerington)	25
Mineral	Gold Range	4
Mineral	Mountain View	5
Mineral	Santa Fe	4
Mineral	Simon Bell	5
Mineral	Sunny Jim	3
Mineral	Whiskey Flat	2
Nye	Fairplay	4
Nye	Hot Creek	2
Nye	Mammoth	1
Nye	Ray	6
Nye	Stonewall	7
Nye	Troy	2
Pershing	Arabia	3
Pershing	Seven Troughs	3
Pershing	Umknown (Black Eagle)	5
Washoe	Comstock	1
White Pine	3 mi N of Hamilton	2
White Pine	Duck Creek	2
White Pine	Ellison	1
White Pine	Emigrant Springs (Hamilton)	1
White Pine	Hamilton	109
White Pine	Newark	2
White Pine	Pinto	1
White Pine	Robinson	10
White Pine	Silver Canyon	7
White Pine	Warm Springs	2
F.W. Lewis, Inc. Unpatented Claims*
Lander	Battle Mountain	387
White Pine	Hamilton	165

*                    Note: Does not include Lewis claims at Hycroft

Schedule B
List of Pescio/G & R Assets

1.	Cobb Creek	Staccato Gold
2.	Dixie Flats	Staccato Gold
3.	Long Peak	Placer Dome/Staccato
4.	Wild Horse	Senator Minerals
5.	Dome	Senator Minerals
6.	Rock Horse	Available
7.	Switch	Mill City/Minterra
8.	Six Mile	Mill City/Minterra
9.	North Carlin	Mill City/Minterra
10.	North Mill Creek	Mill City/Minterra
11.	Elder Creek	Mill City/Minterra
12.	Nad	Mill City/Minterra
13.	Tusk	Mill City/Minterra
14.	Toy	Mill City/Minterra
15.	Eden	Mill City/Minterra
16.	Elliot Dome	Mill City/Grandview
17.	Pony Creek	Mill City/Grandview
18.	Golden Cloud	Minterra
19.	Pipeline South	Minterra
20.	East Whistler	Minterra
21.	Santa Renia	Duncan Park
22.	South Silver Cloud	Duncan Park
23.	Rock Creek	Duncan Park
24.	Elephant	Duncan Park
25.	Dixie Creek	Frontier Pacific
26.	Illipah	Golden Cycle
27.	Beowawe	Atna/Prospector Res.
28.	HMD	Tornado
29.	NT Green	Tornado
30.	Goodwin	Tornado
31.	Wilson Peak	Tornado
32.	West Whistler	Tornado
33.	Ocelot	Medallion
34.	Hot Creek	Undisclosed Company A
35.	Sno	Company A
36.	Mountain Springs	Company A
37.	Clipper	Company A
38.	Red Mountain	Company A
39.	Dune	Company A
40.	Tonka	Company A
41.	Woodruff	Company A
42.	Triple Creek	Company A
43.	Divide	Company A
44.	Walti	Tornado
45.	Dry Hills	Tornado
46.	Marr	Tornado

47.	Galconda	Tornado
48.	Horseshoe Basin	Tornado
49.	Brock	Tornado
50.	Stargo	Tornado
51.	N. Battle Mountain	Tornado
52.	S. Lone Mountain	Tornado
53.	West Cortez	Company B